SCHEDULE 14A
(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934 (Amendment No.      )
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Filed by a Party other than the Registrant  ☐

Check the appropriate box:

☐ Preliminary Proxy Statement	☐ Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒ Definitive Proxy Statement
☐ Definitive Additional Materials
☐ Soliciting Material under Rule 14a-12

CSX Corporation

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.
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March 30, 2005

Dear Shareholder:

     On behalf of the Board of Directors and the management of CSX Corporation, I invite you to attend the 2005 Annual Meeting of Shareholders. The Meeting will be held on Wednesday, May 4, 2005, at 10:00 a.m. (CDT), at the Loews Vanderbilt Hotel, 2100 West End Avenue, Nashville, Tennessee.

     We want all shareholders to be represented at the Meeting. If you plan to attend, please note that when you vote your shares by proxy. Whether you plan to attend, it is important that your shares be represented, no matter how many shares you own. We encourage you to vote promptly, following the instructions on your Proxy Card.

     We look forward to seeing you at the Meeting.

Chairman of the Board, President
and Chief Executive Officer

Meeting Place and Driving Directions

N
W
E
S
Leslie
Murphy
Patterson
State
Church Street
Church
Grundy
Lafayette
15th
17th
Hayes
20th
19th
18th
McGavock
16th
State
22nd
23rd
Louise
Louise
Brandau
Broadway
Lyle
Division
Roy Acuff
Terrace
Elliston
24th
Reidhurst
West End
21st
Chet Atkins
Adelicia
19th
18th
South
Music
South
20th
Grand
Music
Grand
Villa
25th
25th
Kensington
Hillsboro
Scarritt
19th
17th
16th
LOEWS
VANDERBILT HOTEL
NASHVILLE

Map: Downtown Nashville

From I-40 (including Nashville International Airport):

Follow I-40 to Broadway Exit #209.
Take the Broadway Exit and go southwest on Broadway.
Stay right on Broadway until you reach a fork in the road.
Veer right at the fork onto West End Avenue.
Continue on West End Avenue until you reach the Hotel, which will be on your right just past 21st Avenue.

From I-65:

Follow I-65 to Broadway Exit #209.
Take the Broadway Exit and go southwest on Broadway.
Stay right on Broadway until you reach a fork in the road.
Veer right at the fork onto West End Avenue.
Continue on West End Avenue until you reach the Hotel, which will be on your right just past 21st Avenue.

LOEWS
VANDERBILT HOTEL
NASHVILLE

2100 WEST END AVENUE
NASHVILLE TN 37203
PHONE 615-321-1944 FAX 615-320-0576
loewsvanderbilt@loewshotels.com

Notice of 2005 Annual Meeting of Shareholders

Jacksonville, Florida
March 30, 2005

To Our Shareholders:

     The Annual Meeting of Shareholders of CSX Corporation will be held at the Loews Vanderbilt Hotel, 2100 West End Avenue, Nashville, Tennessee, on Wednesday, May 4, 2005, at 10:00 a.m. (CDT), for the purpose of considering and acting upon the following matters:

•	Election of 11 directors;

•	Ratification of Ernst & Young LLP as Independent Registered Public Accounting Firm for 2005;

•	Shareholder proposal regarding non-deductible executive compensation;

•	Shareholder proposal regarding majority vote; and

•	Such other matters as may properly come before the Meeting.

     The above matters are described in the Proxy Statement. You are urged, after reading the Proxy Statement, to vote your shares by proxy using one of the following methods: (a) mark, sign, date, and return your Proxy Card by mail; or (b) vote by telephone or by the Internet using the instructions on your Proxy Card.

     Only shareholders of record at the close of business on March 4, 2005, will be entitled to vote at the Meeting, either in person or by proxy. This Proxy Statement is being mailed to those shareholders on or about March 30, 2005.

By Order of the Board of Directors

Ellen M. Fitzsimmons
Senior Vice President-Law and Public Affairs
and Corporate Secretary

Proxy Statement for 2005 Annual Meeting of Shareholders

About the Annual Meeting

What is the purpose of the Annual Meeting?

At our Annual Meeting (the “Meeting”), shareholders will act upon the matters outlined in the Notice of Meeting on the first page of this Proxy Statement, including the election of directors, ratification of the Company’s Independent Registered Public Accounting Firm (the “Independent Auditors”), and consideration of two shareholder proposals. In addition, management will report on the performance of the Company and respond to questions from shareholders.

Where will the Meeting be held?

The Meeting will be held on Wednesday, May 4, 2005, at 10:00 a.m. (CDT), at the Loews Vanderbilt Hotel, 2100 West End Avenue, Nashville, Tennessee. The Loews Vanderbilt Hotel is accessible to persons with disabilities. If you have a disability, we can provide reasonable assistance to help you participate in the meeting upon request.

Who is soliciting my vote?

The Board of Directors of CSX (the “Board”) is soliciting your vote for the 2005 Meeting.

What will I be voting on?

At the Meeting, shareholders will vote on:

•	Election of Directors.

•	Ratification of Ernst & Young LLP as Independent Auditors for 2005.

•	Two shareholder proposals regarding Non-Deductible Executive Compensation and Majority Vote.

How many votes do I have?

You will have one vote for every share of CSX stock you owned at the close of business on March 4, 2005 (the “Record Date”).

How many votes can be cast by all shareholders?

As of the Record Date, CSX had outstanding 215,916,402 shares of common stock entitled to vote. Only shareholders of record at the close of business on March 4, 2005, will be entitled to vote. Each share is entitled to one vote on each matter to be presented at the meeting.

How many shares must be present to hold the Meeting?

The Company’s bylaws provide that a majority of the outstanding shares of stock entitled to vote constitutes a quorum at any meeting of shareholders. As of the Record Date, 107,958,202 shares constitute a majority of the outstanding shares.

We urge you to vote by proxy even if you plan to attend the Meeting so that we will know as soon as possible that enough shares will be present for us to hold the Meeting.

What are the voting procedures?

The Company’s state of incorporation is Virginia. Under Virginia law and the Company’s bylaws, directors are elected by a plurality of votes cast by the shares entitled to vote at a meeting at which a quorum is present. This means that the 11 nominees for election as directors who receive the greatest number of votes cast at the Meeting will be elected. A withheld vote will not have any effect on the outcome of the election for directors.

For all other proposals, the affirmative vote of the majority of shares represented at the Meeting and entitled to vote will be required for approval. While abstentions and broker “non-votes” (arising from the lack of instructions from beneficial owners) are considered present for purposes of determining whether a quorum is present, they are not considered to be voting “for” or “against” any proposal and will have no effect on the outcome of any proposal.

How do I vote?

You can vote either in person at the Meeting or by proxy without attending the Meeting. The shares represented by a properly executed proxy will be voted as you direct.

To vote by proxy, you must do one of the following:

•	Fill out your Proxy Card, date and sign it, and return it by mail,

•	Vote by telephone using the instructions on your Proxy Card, or

•	Vote by Internet using the instructions on your Proxy Card.

If you want to vote in person at the Meeting, and you hold your CSX stock in street name (that is, through a bank or broker), you must obtain a proxy from your bank or broker and bring that proxy to the Meeting.

Can I change my vote?

Yes. A proxy may be revoked by a shareholder any time before it is voted by written notice delivered to the CSX Corporate Secretary, by timely receipt of a later signed proxy (including an Internet or telephone vote), or by voting in person at the Meeting.

What if I don’t vote for some of the matters listed on my Proxy Card?

If you return a signed Proxy Card without indicating your vote, your shares will be voted for the nominees for director listed on the card, for Ernst and Young LLP as Independent Auditors for 2005, and against the two shareholder proposals regarding Non-Deductible Executive Compensation and Majority Vote.

How are votes tabulated?

        Votes are tabulated by inspectors of election designated by the Corporate Secretary.

Who pays for soliciting proxies?

The cost of soliciting proxies is being paid by CSX. In addition to solicitation by mail, officers and other designated employees of CSX, for no additional compensation, may request the return of proxies by personal conversations or by telephone or telecopy. It also is expected that, for a fee of $10,500 plus reimbursement of certain out-of-pocket expenses, additional solicitation will be made by personal interview, telephone or telecopy under the direction of the proxy solicitation firm of Georgeson Shareholder Communications, Inc., 17 State Street, New York, New York 10004.

Could other matters be decided at the Meeting?

CSX is not aware of any matters to come before the Meeting other than those set forth in the accompanying Notice and this Proxy Statement. If any other matters properly arise at the Meeting, the proxies will be voted at the discretion of the proxy holders.

What is the deadline for consideration of shareholder proposals for the 2006 Annual Meeting?

A shareholder who wants to submit a proposal to be included in the Proxy Statement for the 2006 Annual Meeting of Shareholders must send it to the principal executive offices of CSX so that it is received on or before November 30, 2005.

A shareholder who wants to submit a proposal that will not be in the Proxy Statement but will be considered at the 2006 Annual Meeting, pursuant to our bylaws, must send it to the principal executive offices of CSX so that it is received not earlier than the close of business on January 2, 2006 nor later than the close of business on February 3, 2006. The proxies named by the Board with respect to the 2006 Annual Meeting shall have discretionary voting authority with respect to any shareholder proposals received after February 3, 2006.

Does the Board of Directors consider director nominees recommended by shareholders?

Yes, the Governance Committee of the Board will review recommendations as to possible nominees received from shareholders and other qualified sources. Shareholder recommendations should be in writing, addressed to the Chair of the Governance Committee, CSX Corporation, 500 Water Street, C160, Jacksonville, Florida 32202, and should include a statement about the qualifications and experience of the proposed nominee, as discussed further below under Item 1 – Election of Directors – Committees of the Board – Governance.

What happens if the Meeting is postponed or adjourned?

Your proxy will still be good and may be voted at the reconvened meeting. You will still be able to change or revoke your proxy until it is voted.

Do I need a ticket to attend the Meeting?

Yes, you will be issued an admission ticket at the Shareholder Registration Desk at the Meeting. If you hold your shares in your name, please be prepared to provide proper identification, such as a driver’s license. If you hold your shares through a bank or broker, you will need proof of ownership, such as a recent account statement or letter from your bank or broker, along with proper identification.

How can I find CSX’s proxy materials and annual report on the Internet?

This Proxy Statement and the 2004 Annual Report are available on the Company’s Internet website (www.csx.com).

Item 1: Election of Directors

     Eleven directors are to be elected to hold office until the next Annual Meeting of Shareholders is held and their successors are elected. Votes will be cast, unless otherwise specified, for the election of the nominees named below. If, at the time of the Meeting, any nominee should be unable to serve as a director, such votes will be cast for such substitute nominee as may be nominated by the Board. All of the nominees other than Senator Breaux are current directors standing for re-election and were previously elected by the shareholders. One current director, Mr. Robert L. Burrus, Jr., who served on the Finance Committee and the Public Affairs Committee in 2004, is retiring from the Board and is not standing for re-election. In addition, Mr. Bruce C. Gottwald, who retired from the Board in May 2004, is referred to in this Proxy Statement where appropriate.

     As of the date of this Proxy Statement, the Board has no reason to believe that any of the nominees named will be unable or unwilling to serve. There are no family relationships among any of these nominees or among any of these nominees and any executive officer, nor is there any arrangement or understanding between any nominee and any other person pursuant to which the nominee was selected.

     In the election of directors, the nominees receiving the greatest number of votes shall be elected, even if such votes do not constitute a majority. Certain information regarding each nominee follows. Each nominee has consented to being named in the Proxy Statement and to serve if elected.

The Board of Directors recommends a vote FOR the following nominees.

Elizabeth E. Bailey, 66, is the John C. Hower Professor of Business and Public Policy at The Wharton School of the University of Pennsylvania. She is also a director of Altria Group, Inc., and of Teachers Insurance and Annuity Association. Dr. Bailey has been a director of CSX since November 1989.

Senator John B. Breaux, 61, is Senior Counsel with Patton Boggs LLP, a law firm. Senator Breaux joined Patton Boggs upon his retirement from the United States Senate in 2005 after serving there since his election in 1986. Prior to that, he spent 14 years in the United States House of Representatives serving on the Public Works and Transportation Committee. In the Senate, he served on the Finance Committee and the Commerce Committee where he was chair of the subcommittee on Surface Transportation. He also serves as Senior Managing Director of the Clinton Group and Managing Director of Riverstone Holdings.

Edward J. Kelly, III, 51, is the Chairman, President and Chief Executive Officer of Mercantile Bankshares Corporation, a bank holding company, having been elected Chairman in March 2003 and as President and Chief Executive Officer in March 2001. Prior to that he served as Managing Director of J.P. Morgan Chase and predecessor firms. He is also a director of Hartford Financial Services Group, CIT Group, Constellation Energy Group, and AXIS Capital Holdings Limited. Mr. Kelly has advised the Company that he will be serving on no more than three boards (including Mercantile Bankshares Corporation) by January 2006. Mr. Kelly has been a director of CSX since July 2002.

Robert D. Kunisch, 63, has been Special Partner in ABS Capital Partners, Inc., a private equity investment firm, since January 2001, and Adviser to the senior management of Cendant Corporation, a global provider of consumer and business services, since January 2000. Mr. Kunisch has been a director of CSX since October 1990.

Southwood J. Morcott, 66, was the Chairman and Chief Executive Officer of Dana Corporation, a manufacturer of automotive and truck parts and provider of commercial credit, until his retirement as CEO in April 1999 and as Chairman in April 2000. He is also a director of Johnson Controls, Inc., and of Navistar International Corporation. Mr. Morcott has been a director of CSX since July 1990.

David M. Ratcliffe, 56, is the Chairman of the Board, President and Chief Executive Officer of Southern Company, a producer and provider of electric power, having been elected as Chairman and Chief Executive Officer in July 2004 and as President in April 2004. Prior to that, he was President and Chief Executive Officer of Georgia Power Company and Executive Vice President of Southern Company, having served as President of Georgia Power from May 1999 until January 2004. Mr. Ratcliffe has been a director of CSX since January 2003.

Charles E. Rice, 69, has been Chairman of Mayport Venture Partners LLC, a venture capital firm, since January 2001. Prior to that, he was Vice Chairman, Corporate Development, of Bank of America Corp., a bank holding company. He is also a director of Bessemer Trust Company, Post Properties, Inc., and Sprint Corporation. Mr. Rice has been a director of CSX since April 1990.

William C. Richardson, 64, is President and Chief Executive Officer of the W.K. Kellogg Foundation, a major philanthropic institution. He is also a director of The Bank of New York Company, Inc., the Kellogg Company, and Exelon Corporation. Dr. Richardson has been a director of CSX since December 1992.

Frank S. Royal, M.D., 65, is a physician in private practice in Richmond, Virginia, and a health-care expert. He is also a director of Chesapeake Corporation, Dominion Resources, Inc., HCA Inc., Smithfield Foods, Inc., and SunTrust Banks, Inc. Dr. Royal has been a director of CSX since January 1994.

Donald J. Shepard, 58, has been Chairman of the Executive Board and Chief Executive of AEGON N.V., a holding company of insurance and insurance-related companies, since April 2002. From 1989 until April 2002, Mr. Shepard served as President and Chief Executive Officer of AEGON USA, Inc., a subsidiary of AEGON N.V. In addition, since February 1989, Mr. Shepard has served on the Board of Directors of AEGON USA, Inc. and as Chairman of that Board from 1992 to July 1999 and from May 2000 to April 2002 and has been a member of the Executive Board of AEGON N.V. since 1992. He is also a director of Mercantile Bankshares Corporation. Mr. Shepard has been a director of CSX since January 2003.

Michael J. Ward, 54, is the Chairman of the Board, President and Chief Executive Officer of CSX, having been elected as Chairman and Chief Executive Officer in January 2003 and as President in July 2002. He has served CSX Transportation, Inc., the Company’s rail subsidiary, as President since November 2000 and as President and Chief Executive Officer since October 2002. Prior to that, Mr. Ward served CSX Transportation as Executive Vice President-Operations from April through November 2000. He is also a director of Ashland, Inc. Mr. Ward has been a director of CSX since April 2002.

Director Independence

     The Board annually evaluates the performance of each of its directors and his or her independence. The Board concluded that each director acted in the interests of shareholders and the Company. In addition, the Board has determined that 10 of the 11 nominees for election as directors are independent under the listing standards of the New York Stock Exchange. In making this determination, the Board considered transactions or relationships, if any, between each director or his or her immediate family and the Company or its subsidiaries, as well as the listing standards. The purpose of this review was to determine whether any such relationships or transactions were material and thus inconsistent with a determination that the director is independent.

     During its deliberations, the Board specifically considered the relationship between the Company and Southern Company, a producer and provider of electric power. Mr. Ratcliffe, a director and a nominee, currently is the Chairman of the Board, President and Chief Executive Officer of Southern Company. CSX Transportation delivers coal to generating plants operated by subsidiaries of Southern Company. Revenue received from Southern Company does not constitute a material part of the Company’s or Southern Company’s gross revenues.

     As a result of its review, the Board affirmatively determined, based on its understanding of any relationships or transactions, that each of the director nominees is independent, other than Mr. Ward, who is President and Chief Executive Officer of the Company.

Principles of Corporate Governance

     The Board is committed to governance principles and practices that facilitate fulfilling its fiduciary duties to shareholders and to the Company. The Board has adopted Corporate Governance Guidelines that reflect the high standards that those who deal with the Company as employees, investors, clients, customers, vendors or in other capacities can and should expect. Other key corporate governance principles observed by the Board and the Company include:

•	Nomination of a slate of directors for election to the Company’s Board that is substantially independent, as that term is defined in applicable laws and stock exchange listing standards.

•	Establishment of qualification guidelines for candidates for director and review of each director’s performance and continuing qualification for Board membership.

•	Membership of the Governance, Compensation and Audit Committees comprised solely of independent directors.

•	Authority for each Board committee to retain outside, independent advisors and consultants when appropriate.

•	Adoption of a Code of Ethics, meeting applicable rules and regulations, that covers all directors, officers and employees of CSX, including the Company’s Chief Executive Officer, Chief Financial Officer and Controller.

     In 2004, the Board adopted two policies enhancing shareholder participation. Effective September 8, 2004, the Board approved a Policy Regarding Shareholder Rights Plans, establishing parameters around the adoption of any future shareholder rights plan, including the expiration of any such plan within one year of adoption if the plan does not receive shareholder approval or ratification. CSX does not currently have a shareholder rights plan in place. Effective January 1, 2005, the Board approved a Policy Regarding Shareholder Approval of Severance Agreements, requiring shareholder approval of certain future severance agreements with senior executives that provide for benefits in an amount exceeding a threshold set forth in the Policy. Both of these Policies, along with CSX’s Corporate Governance Guidelines and Code of Ethics and the charters of each standing committee, are available on the Company’s Internet website (www.csx.com). Shareholders may also request a free copy of any of these documents by writing to CSX Corporation, Office of the Corporate Secretary, 500 Water Street, C160, Jacksonville, Florida 32202.

     Any waivers of or changes to the Code of Ethics that apply to our directors or executive officers will be disclosed on CSX’s Internet website (www.csx.com).

     Shareholders who wish to communicate with the Board generally, or with a particular director, may forward correspondence to CSX Corporation, Office of the Corporate Secretary, 500 Water Street, C160, Jacksonville, Florida 32202.

     Pursuant to procedures established by the non-management directors of the Board, the Office of the Corporate Secretary will forward appropriate correspondence to the Board or a particular director. Appropriate correspondence generally includes any legitimate, non-harassing inquiries or statements. Interested parties who wish to communicate directly with non-management directors may forward correspondence to Presiding Director, CSX Board of Directors, CSX Corporation, 500 Water Street, C160, Jacksonville, Florida 32202.

Meetings of the Board and Executive Sessions

     During 2004, there were five meetings of the Board. Each director attended 75 percent or more of the meetings of the Board and the meetings of the committees on which he or she served.

     The non-management directors meet alone in executive session at each Board meeting. Non-management directors are all those who are not Company officers and may include directors, if any, who are not “independent” under New York Stock Exchange guidelines. These executive sessions are chaired by a Presiding Director who is an independent director selected annually by the Governance Committee. Dr. Richardson currently serves as the Presiding Director. In addition, the independent directors have periodic dinner meetings without management in connection with regularly scheduled Board meetings.

     While the Company does not have a formal policy regarding director attendance at Annual Meetings, the Company encourages directors to attend the Annual Meeting. Every director attended the 2004 Annual Meeting.

Committees of the Board

     CSX has five standing committees: the Audit Committee, the Compensation Committee, the Finance Committee, the Governance Committee and the Public Affairs Committee. Each of these committees has a written charter approved by the Board of Directors, a copy of which can be found on the Company’s Internet website (www.csx.com). In addition, the Board has an Executive Committee, which is discussed below. The members of the committees are identified in the following table.

Director	Audit	Compensation	Executive	Finance	Governance	Public Affairs

Elizabeth E. Bailey	X		X			Chair

Robert L. Burrus, Jr.*				X		X

Edward J. Kelly, III	Chair		X	X

Robert D. Kunisch		X	X		Chair

Southwood J. Morcott					X	X

David M. Ratcliffe					X	X

Charles E. Rice	X			X

William C. Richardson	X	X	X

Frank S. Royal, M.D.		Chair	X		X

Donald J. Shepard		X	X	Chair

Michael J. Ward			Chair

*Retiring as director in May 2005

Executive Committee

     The Executive Committee meets only as needed and has authority to act for the Board on most matters during the intervals between Board meetings. The Executive Committee has seven members, consisting of the Chairman of the Board, the chairs of each of the five substantive committees, and Dr. Richardson, the Presiding Director. The Committee held one meeting in 2004.

Audit Committee

     The Audit Committee selects Independent Auditors and submits its choice to the shareholders for ratification. Its primary functions include oversight of the integrity of the Company’s financial statements, the Company’s compliance with legal and regulatory requirements, the Independent Auditors’ qualifications and independence, and the performance of the Independent Auditors and the Company’s internal audit function.

     Specifically, the Committee retains, appoints, oversees and approves compensation of the Company’s Independent Auditors, reviews the scope and methodology of the Independent Auditors’ proposed audits, reviews the Company’s financial statements, and monitors the Company’s internal control over financial reporting by, among other things, discussing certain aspects thereof with the Independent Auditors and management. In addition, the Committee pre-approves all audit and non-audit services to be provided by the Independent Auditors as discussed under “Fees Paid to Independent Registered Public Accounting Firm – Pre-Approval Policies and Procedures.” Finally, the Committee maintains procedures for the receipt and treatment of complaints regarding the Company’s accounting, internal accounting controls or auditing matters. The Audit Committee charter is attached as Appendix A to this Proxy Statement.

     The Audit Committee has four members, each of whom the Board has determined to be independent pursuant to the independence standards promulgated by the New York Stock Exchange and the Securities and Exchange Commission (“SEC”). The Committee held 10 meetings in 2004.

     The Board has determined that the Company has at least one audit committee financial expert, as that term is defined by SEC rules and regulations, serving on the Audit Committee. Mr. Kelly is the Committee’s financial expert and is independent pursuant to the standards promulgated by the New York Stock Exchange and the SEC. Please refer to the Report of the Audit Committee below for additional information regarding the Audit Committee.

Compensation Committee

     The primary functions of the Compensation Committee are to (i) establish the Company’s compensation philosophy, (ii) in consultation with the Board and the Governance Committee, review and approve corporate goals and objectives relevant to compensation and benefits for the Chief Executive Officer, and evaluate the Chief Executive Officer’s performance in light of those goals and objectives, and, either as a committee or together with the other independent directors, as directed by the Board, set the level of compensation of the Chief Executive Officer based on such evaluation, (iii) review and recommend approval of non-CEO compensation and Company compensation plans, including certain benefits for key employees as determined by the Committee from time to time, and (iv) establish performance objectives for certain executives and certify the attainment of those objectives in connection with the payment of performance-based compensation within the meaning of Internal Revenue Code Section 162(m). In addition, the Committee monitors the administration of certain executive and management compensation and benefit programs.

     The Compensation Committee has four members, all of whom are “outside directors” within the meaning of regulations promulgated pursuant to Internal Revenue Code Section 162(m) and are independent pursuant to the independence standards promulgated by the New York Stock Exchange. The Committee held four meetings in 2004. Please refer to the Report of the Compensation Committee on Executive Compensation below for additional information regarding the functions and operations of the Compensation Committee.

Finance Committee

     The Finance Committee provides general oversight and review of financial matters affecting the Company, including the monitoring of corporate debt, cash flow, and the funding and administration of certain tax-qualified retirement plans of the Company. This four-member Committee held five meetings in 2004.

Governance Committee

     The Governance Committee of the Board identifies individuals qualified to become board members and recommends candidates for election to the Board. In addition, the Committee develops criteria regarding director qualifications and reviews and recommends changes in Board composition, committee structure, and director compensation. The Committee develops, recommends and monitors corporate governance principles and conducts regular evaluations of director performance and of the effectiveness of the Board as a working group. The Governance Committee also reviews significant changes in corporate structure, succession in senior management, and other internal matters of broad corporate importance.

     The Committee has four members. The Committee is composed solely of independent directors pursuant to the independence standards promulgated by the New York Stock Exchange. The Committee held five meetings in 2004.

     The Governance Committee generally identifies nominees for directors based upon outside research and suggestions from directors and officers of the Company. The Committee will also consider persons recommended by shareholders of the Company in selecting director nominees. Potential nominees suggested by shareholders will be evaluated by the Committee on the same basis as individuals identified directly by the Committee or from other sources. As a group, the Board is expected to represent a broad diversity of experience in business matters and to be able to assess and evaluate the role and policies of the Company in the face of changing conditions in the economy, regulatory environment and customer expectations. While there is not a formal list of qualifications, nominees for Board membership are expected to be prominent individuals with demonstrated leadership ability and to possess outstanding integrity, values and judgment. Nominees must be willing to devote the substantial time required to carry out the duties and responsibilities of directors. In addition, each Board member is expected to represent the broad interests of the Company and its shareholders as a group, and not any particular constituency. The Committee uses these and other relevant criteria to evaluate potential nominees.

     The Governance Committee identified Senator Breaux as a potential director nominee based, among other factors, on his demonstrated leadership ability and experience in legislative and regulatory matters. Applying the criteria set forth in its charter and described above, the Committee recommended Senator Breaux’s selection as a director nominee to the Board of Directors.

     Shareholders who wish to recommend a director nominee must do so in accordance with the Company’s bylaws. In general, written notice of a proposed shareholder nomination must be delivered to the Company at least 90 days but no more than 120 days before the Annual Meeting. Nominations must be accompanied by a description of the proposed nominee’s qualifications and experience and his or her consent to serve if elected. Such recommendations must also indicate the nominating shareholder’s name and address and the class and number of shares that he or she owns.

Public Affairs Committee

     The Public Affairs Committee reviews and makes recommendations concerning the Company’s practices and programs designed to address important public policy issues that may impact the Company, its shareholders, and the general public. This four-member Committee held four meetings during 2004.

Directors’ Compensation

General

     During 2004, non-employee directors received an annual retainer of $75,000, at least 50 percent of which was paid in CSX stock under the CSX Corporation Stock Plan for Directors, as discussed below. The Chair of each Board committee other than the Audit Committee received an additional annual retainer of $10,000. The Chair of the Audit Committee received an additional annual retainer of $15,000. Each non-employee director also received a grant of 2,500 shares of CSX stock, which in 2004 had a market value of $95,375 based on an average price per share of $38.15 on the date of grant. Audit Committee members also received $5,000 as an additional fee. Directors also are eligible to receive other compensation and benefits as discussed below.

Stock Plan for Directors

     Because CSX directors want their compensation to be tied to shareholder interests, non-employee directors must participate in the CSX Corporation Stock Plan for Directors (the “Stock Plan”). Under the Stock Plan, directors are paid not less than 50 percent of their annual retainers in CSX stock and may elect to receive their entire retainers in stock. Payments made in stock under the Stock Plan can be deferred for income tax purposes into a deferred compensation plan.

Deferred Compensation Plans

     During 2004, each director was eligible to defer all or a portion of his or her director’s fees, including cash compensation or stock under the CSX Corporation 2002 Deferred Compensation Plan (the “2002 Plan”).

     Under the 2002 Plan, directors could elect to credit amounts deferred to an Interest Account, a CSX Phantom Stock Account, or both. The Interest Account accrues interest, compounded quarterly, at rates that are set at the annual rate of 10-year U.S. Treasury bonds as of the first business day of October. For 2005, the applicable interest rate is 4.19 percent. The balances in Phantom Stock Accounts represent cash balances equal to the value of CSX stock, including reinvested dividends, which would have been in the account had deferrals actually been used to purchase CSX stock. A director may also elect to transfer director’s fees, paid in CSX common stock under the CSX Corporation Stock Plan for Directors, to a Stock Account created under the 2002 Plan.

     Amounts deferred under the 2002 Plan are distributed in a lump sum one year after the participant ceases to be a director, but a participant may elect to receive a distribution (in a form permitted under the plan) upon retirement from the Board, or upon attaining a designated age. The initial distribution election with respect to pre-2005 accruals may be made within 30 days after retirement from the Board. An election may also be changed up until one year prior to the date distributions would have otherwise commenced. In addition, up to six months before payments would otherwise commence, a participant may elect to delay (but not accelerate) distributions.

     If the Board determines that a “change of control” of CSX, as defined in the 2002 Plan, has occurred, Plan participants will receive a lump sum cash payment equal to the balance credited to their accounts. Upon a change of control, amounts sufficient to pay any undistributed benefits will be placed in a trust until distributed under the terms of the 2002 Plan and participants’ distribution elections. The trust is also a grantor trust whose assets are subject to the claims of CSX’s creditors. A new participant (i.e., a director who has been a participant for no more than 90 days) may elect within a specified period to have his or her account maintained under the 2002 Plan notwithstanding a change of control. The election may be revoked even after a change of control occurs, subject to a five-percent penalty on distribution.

     As a result of new Section 409A under the Internal Revenue Code, which imposes significant new restrictions on non-qualified deferred compensation plans, the 2002 Plan was frozen effective as of December 31, 2004, and a new “mirror plan” was authorized that is intended to comply with new Section 409A. Directors will be permitted to continue making deferrals after 2004 on terms substantially similar to those under the 2002 Plan, except to the extent revised to comply with Section 409A and future Internal Revenue Service guidance. At the time the new mirror plan is fully implemented, additional changes may also be made in the frozen 2002 Plan based on changes in the law, the new change of control definition adopted in the new Employment Agreements, discussed in “Employment, Change of Control and Similar Agreements ” below, and for administrative reasons.

Charitable Gift Plan

     Current CSX directors participate in the CSX Directors’ Charitable Gift Plan (“Gift Plan”), which is partially funded by company-owned life insurance on the lives of certain participants. Directors joining the Board on or after January 1, 2004, will not participate in the Gift Plan. Under the Gift Plan, if a director serves for five consecutive years, the Company will make contributions totaling $1 million on his or her behalf to charitable institutions designated by that participant. Contributions to designated charities are made in installments, with $100,000 payable upon the director’s retirement and the balance payable in installments of $100,000 per year, commencing at the time of the participant’s death.

Matching Gift Plan and Other Benefits

     Directors, and certain retired directors, also may participate in the CSX Directors’ Matching Gift Program (“Matching Gift Program”). The Company will match $2 for every $1 that a director contributes to organizations that qualify for support under guidelines established by CSX up to a maximum annual CSX contribution of $50,000 per director.

     During 2004, 59 charitable organizations received contributions totaling $648,337 as part of the Matching Gift Program. The underlying amounts varied by director, but did not exceed $50,000 on behalf of any director.

     The Company makes available to directors personal excess liability insurance at no expense to the directors. Prior to January 1, 2004, directors were permitted to participate in the CSX Comprehensive Medical Plan (“Medical Plan”). Those directors participating on January 1, 2004, were permitted to continue in the Medical Plan, but no additional directors will be allowed to participate. In addition, directors are entitled to certain discounts when visiting the company-owned resort. Directors who retired before January 1, 2004, are entitled to this discount until December 31, 2005. During 2004, the value of the medical insurance, excess liability insurance and discounts described above, including reimbursement of certain related taxes, varied by director but did not exceed $10,497 for any director or $39,220 for all current non-employee directors as a whole.

Certain Relationships and Related Transactions

     Robert L. Burrus, Jr., a retiring director of the Company, is a partner in and Chairman of McGuireWoods LLP, a law firm that regularly provides legal services to the Company and its subsidiaries and that the Company expects it will retain to provide legal services in 2005. In addition, Mr. Burrus has an adult son, Peter T. Burrus, who is Division Manager of the Chicago Division of CSX Transportation at an annual salary less than $140,000, which is consistent with the salaries for similar jobs at the Company. Peter T. Burrus started with the Company as a management trainee in 1990.

Section 16(a) Beneficial Ownership Reporting Compliance

     The Securities Exchange Act of 1934 requires the Company’s executive officers and directors, and any persons owning more than 10 percent of a class of the Company’s stock, to file certain reports of ownership and changes in ownership with the SEC. Based solely on its review of the copies of Forms 3, 4 and 5 received by it, the Company believes that the Company’s executive officers and directors complied with the SEC’s reporting requirements with respect to transactions which occurred during fiscal 2004.

Report of the Audit Committee

     The Audit Committee has reviewed and discussed the Company’s audited financial information with management and has discussed with the Independent Auditors the matters required to be discussed by Statement of Auditing Standards No. 61, as amended. In addition, the Audit Committee has received the written disclosures and letter from Ernst & Young LLP, the Company’s Independent Registered Public Accounting Firm, as required by Independence Standards Board Standard No. 1. The Committee has discussed Ernst &Young LLP’s independence with them. Based on its review and on the discussions described above, the Audit Committee has recommended to the full Board that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2004.

Audit Committee
Edward J. Kelly, III, Chair
Elizabeth E. Bailey
Charles E. Rice
William C. Richardson

Jacksonville, Florida
March 2, 2005

Five-Year Cumulative Comparison Graph

     The following graph provides an indicator of cumulative total shareholder returns, assuming reinvestment of dividends, for the Company as compared to the S&P 500 Stock Index and the Dow Jones U.S. Transportation Average Index.

Security Ownership of Certain Beneficial Owners, Directors and Executive Officers

     The following table shows the number of shares of CSX common stock beneficially owned as of March 4, 2005, by each director, nominee for director, executive officer named in the Summary Compensation Table and the directors and executive officers of the Company as a group.

Amount and Nature of Beneficial Ownership

			Shares for which
	Shares		Beneficial Ownership	Total	Percent
Name of	Beneficially		can be Acquired	Beneficial	of
Beneficial Owner[1]	Owned		within 60 Days[2]	Ownership	Class[3]

Elizabeth E. Bailey	19,899		10,000	29,899	*
Sen. John B. Breaux	0		0	0	*
Robert L. Burrus, Jr.[4]	28,079		10,000	38,079	*
Edward J. Kelly, III	8,531		0	8,531	*
Robert D. Kunisch[5]	30,111		10,000	40,111	*
Southwood J. Morcott	27,741		10,000	37,741	*
David M. Ratcliffe	7,043		0	7,043	*
Charles E. Rice	33,705		10,000	43,705	*
William C. Richardson	16,425		10,000	26,425	*
Frank S. Royal, M.D.	23,303		10,000	33,303	*
Donald J. Shepard	10,361		0	10,361	*

Michael J. Ward	248,055	[6]	270,728	518,783	*
Andrew B. Fogarty	45,013		141,240	186,253	*
Clarence W. Gooden	35,415	[6]	88,945	124,360	*
Tony L. Ingram	25,000	[6]	0	25,000	*
Oscar Munoz	32,000	[6]	0	32,000	*

Executive officers as a group	614,766	[7]	651,225	1,265,991	*
(7 including those named above)
and all directors and nominees

AXA Financial, Inc.[8]	21,633,791				10.02%
1290 Avenue of the Americas
New York, NY 10104

Wellington Management	24,505,315				11.35%
Company, LLP[9]
75 State Street
Boston, MA 02109

1.	Except as otherwise noted, the persons listed have sole voting power as to all shares listed, including shares held in trust under certain deferred compensation plans, and have investment power except with respect to all shares held in trust under deferred compensation plans, investment of which is governed by the terms of the trust. Ownership information is as of March 4, 2005.

2.	Represents shares under options exercisable within 60 days.

3.	Based on 215,916,402 shares outstanding on March 4, 2005, plus shares deemed outstanding for which beneficial ownership can be acquired within 60 days by that individual or group. An asterisk (*) indicates that ownership is less than one percent of class.

4.	Retiring as of May 4, 2005.

5.	Mr. Kunisch’s ownership includes 1,012 shares of stock held in a limited partnership in which Mr. Kunisch owns an interest.

6.	The ownership of Mr. Ward includes 165,000 restricted shares of stock granted under the CSX Omnibus Incentive Plan and 14,804 shares owned by his wife. The ownership of Mr. Gooden includes 17,000 restricted shares of stock granted under the CSX Omnibus Incentive Plan and 17,429 shares held in a family member’s trust over which he has voting and investment power. The ownership of Mr. Ingram includes 25,000 restricted shares of stock granted under the CSX Omnibus Incentive Plan. The ownership of Mr.

Munoz includes 20,000 restricted shares of stock granted under the CSX Omnibus Incentive Plan.

7.	This column includes ownership by executive officers other than those named above, including 17,000 restricted shares of stock granted under the CSX Omnibus Incentive Plan.

8.	Information reported is derived from a Schedule 13G prepared by AXA Assurances I.A.R.D. Mutuelle, AXA Assurances Vie Mutuelle and AXA Courtage Assurance Mutuelle, as a group, acting as a parent holding company, AXA, as a parent holding company, and AXA Financial, Inc., as a parent holding company of Advest, Inc., Alliance Capital Management, L.P., Boston Advisors, Inc., and AXA Equitable Life Insurance Company, dated February 14, 2005, and filed jointly with the SEC. As reported in the Schedule 13G, the person filing the statement has the sole power to vote or to direct the vote of 10,351,003 shares, shared power to vote or direct the vote of 2,841,353 shares, the sole power to dispose of or to direct the disposition of 21,630,380 shares, and shared power to dispose of or to direct the disposition of 3,411 shares.

9.	Information reported is derived from a Schedule 13G prepared by Wellington Management Company, LLP, dated February 14, 2005, and filed with the SEC. As reported in the Schedule 13G, the person filing the statement has the shared power to vote or direct the vote of 14,536,004 shares and the shared power to dispose of or direct the disposition of 24,505,315 shares.

Executive Compensation

     The individuals named below include the Company’s Chief Executive Officer and the other four executive officers of the Company who were the most highly compensated executive officers of the Company as of the last day of the fiscal year ending December 31, 2004.

Summary Compensation Table

			Annual Compensation			Long-Term Compensation
						Awards		Payouts
				Other	Restricted		Securities		All
Name and				Annual	Stock		Underlying		Other
Principal				Compens-	Award(s)		Options/	LTIP	Compen-
Position	Year	Salary ($)	Bonus ($)	ation ($)[1]	($)[2]		SARs (#)[3]	Payouts ($)	sation ($)[4]

Michael J. Ward	2004	850,000	850,000	416,594	0		0	0	26,500

Chairman, President	2003	808,333	0	2,057	0		400,000	0	40,693

and CEO	2002	579,167	312,750	197	0		200,000	0	32,182

Andrew B. Fogarty	2004	403,952	272,668	18,336	0		0	0	14,915

President and CEO	2003	368,333	0	2,428	0		50,000	0	32,473

CSX World Terminals LLC	2002	355,000	175,000	16,043	0		65,000	0	44,202

Clarence W. Gooden	2004	357,867	300,000	3,135	0		0	0	12,736

Executive Vice President	2003	285,700	0	—	0		30,000	0	8,249

and CCO	2002	258,500	118,500	—	445,825		30,000	0	8,672

Tony L. Ingram	2004	358,696	260,000	19,552	759,000		0	0	287,819

Executive Vice President and COO	2003	—	—	—	—		—	—	—

CSX Transportation, Inc.[5]	2002	—	—	—	—		—	—	—

Oscar Munoz	2004	500,000	385,000	801	0		0	0	141,000

Executive Vice President	2003	329,545	0	5,238	803,625		125,000	0	154,436

and CFO[6]	2002	—	—	—	—		—	—	—

1.	Perquisites or other personal benefits, which, in the aggregate, cost the Company less than $50,000 and less than 10 percent of the total of the named officer’s salary and bonus are omitted. The perquisites or other personal benefits exceeding 25 percent of the total perquisites and other personal benefits afforded to named officers were for the years and in the cases of individuals as follows: for 2004, $64,216 for Mr. Ward, for personal use of the Company’s aircraft. It is CSX’s policy to require the CEO to use Company aircraft for personal as well as business travel. For 2004, the amount for Mr. Ward also includes $319,730 distributed from a deferred compensation program available to executives during 1985, 1986, 1988, and 1989 only. Amounts previously reported in 2003 and 2002 for Messrs. Ward and Fogarty and in 2003 for Mr. Munoz have been adjusted to remove dividends (or dividend equivalents) that were not earned at a rate higher than that paid on the Company’s common stock.

2.	For 2004, the value shown reflects the award of restricted stock to Mr. Ingram pursuant to the employment agreement described in “Employment, Change of Control and Similar Agreements.” The value of Mr. Ingram’s award of 25,000 shares of restricted stock is based on $30.36 per share, the average of the high and low price of CSX stock on the New York Stock Exchange on March 15, 2004, the date of grant. As of December 31, 2004, the value of Mr. Ingram’s stock award, based on $40.27 per share, the average of the high and low price of CSX stock on the New York Stock Exchange on that date, was $1,006,750. For 2003, the value shown reflects the award of restricted stock to Mr. Munoz pursuant to the employment agreement described in “Employment, Change of Control and Similar Agreements.” The value of Mr. Munoz’s award of 25,000 shares of restricted stock is based on $32.145 per share, the average of the high and low price of CSX stock on the New York Stock Exchange on May 7, 2003, the date of grant. As of December 31, 2004, the value of Mr. Munoz’s stock award, based on $40.27 per share, the average of the high and low price of CSX stock on the New York Stock Exchange on that date, for the remaining 20,000 restricted shares was $805,400. The value of Mr. Gooden’s award of 17,000 shares of restricted stock that will vest in five years from October 4, 2002, the date of grant, is based on $26.225 per share, the average of the high and low price of CSX stock on the New York Stock Exchange on that date. As of December 31, 2004, the value of Mr. Gooden’s restricted stock award, based on $40.27 per share, the average of the high and low price of CSX stock on the New York Stock Exchange on that date, was $684,590. Messrs. Gooden, Ingram and Munoz are entitled to receive dividends during the restriction period of their respective awards.

3.	This column represents the number of employee stock options granted in 2003 and 2002, where applicable. Stock options were not granted in 2004. Stock appreciation rights (“SARs”) were not granted in 2004, 2003 or 2002.

4.	Amounts shown include: (a) the above-market portion of earnings on the deferred compensation program described in Note 1. For 2003, this amount was, for Mr. Ward, $16,068; (b) the Company’s matching contributions made in conjunction with deferrals of salary or bonuses to the CSX Tax Savings Thrift Plan and the CSX Supplementary Savings and Incentive Award Deferral Plan. The amounts contributed for 2004 are: for Mr. Ward, $25,500; for Mr. Fogarty, $14,915; for Mr. Gooden, $10,736; for Mr. Ingram, $0; and for Mr. Munoz, $15,000; (c) for 2004, a signing bonus of $250,000 for Mr. Ingram; (d) for Mr. Munoz, a signing bonus of $250,000 paid one-half in 2003 and one-half in 2004.

5.	Mr. Ingram started his employment with CSX Transportation in March 2004.

6.	Mr. Munoz started his employment with the Company in May 2003.

Stock Option/SAR Grants

     The Company did not make any stock option or SAR grants during 2004.

Stock Options

     The following table reflects the number of stock options exercised by the named executives in 2004, the total gain realized upon exercise, the number of stock options held at the end of the year, and the realizable gain of the stock options that have exercise prices lower than the fair market value of CSX stock.

Aggregated Option/SAR Exercises in Last Fiscal Year and FY-End Option/SAR Values

			Number of Securities Underlying		Value of Unexercised In-the-
	Shares Acquired on		Unexercised Options/SARs At		Money Options/SARs At Fiscal
	Exercise	Value Realized	Fiscal Year-End (#)		Year-End ($)[1]
Name	(#)	($)	Exercisable	Unexcercisable	Exercisable	Unexercisable

Michael J. Ward	0	0	195,508	853,552	578,175	3,754,750

Andrew B. Fogarty	16,053	152,714	79,467	272,386	14,801	879,278

Clarence W. Gooden	0	0	65,331	110,812	237,753	326,325

Tony L. Ingram	0	0	0	0	0	0

Oscar Munoz	0	0	0	125,000	0	1,015,625

1.	Value of unexercised options at fiscal year-end represents the difference between the exercise price of any outstanding in-the-money option grants and $40.27, the average of the high and low price of CSX stock on the New York Stock Exchange on December 31, 2004.

Long-Term Incentive Awards

			Estimated Future Payouts Under Non-Stock Price-
	Number of Shares,	Performance or Other		Based Plans
	Units, or Other	Period Until Maturation or
Name	Rights[1](#)	Payout	Threshold (#)	Target (#)	Maximum (#)

Michael J. Ward	125,000	12-31-2005	25,000	125,000	250,000

Andrew B. Fogarty	15,000	12-31-2005	3,000	15,000	30,000

Clarence W. Gooden	45,000	12-31-2005	9,000	45,000	90,000

Tony L. Ingram	45,000	12-31-2005	9,000	45,000	90,000

Oscar Munoz	45,000	12-31-2005	9,000	45,000	90,000

1.	The long-term incentive program, described further in the Report of the Compensation Committee, is intended to motivate and reward eligible management employees for achieving or exceeding a modified cash flow performance target for the 2004-2005 cycle. At the beginning of 2004, the Compensation Committee awarded performance units to eligible employees, including the named executive officers. Each performance unit represents the opportunity to receive an award, payable 50 percent in cash and 50 percent in CSX shares. The dollar value and actual number of shares awarded at the end of the performance period will depend upon the Company’s modified cash flow during the performance period and the change in the price of CSX shares. The threshold number of units, equal to 20 percent of the target number, will be awarded if a specified minimum modified operating cash flow is achieved for the period. The maximum number of units, equal to 200 percent of the target number, will be awarded if modified cash flow exceeds all specified targets. Awards to senior management are also subject to an upward or downward adjustment of up to 20 percent based on the achievement of certain operating ratio targets, and the Compensation Committee has discretion to reduce these awards. Except for participants who die, become disabled, or retire during the cycle, an executive must be employed on the date of payment. Amounts shown only reflect performance units credited for 2004.

Pension Plans

     The following table sets forth the estimated annual single life annuity benefit payable, before offsets for Social Security and Railroad Retirement benefits, by the Company and certain of its subsidiaries to any officer or salaried employee upon retirement from active employment at age 60 after selected periods of service and in specified compensation groups.

Pension Table

Average Compensation
During Five Consecutive
Years of Highest Pay	15 Years	20 Years	25 Years	30 Years	35 Years	40 Years	44 Years
$200,000	$45,000	$60,000	$75,000	$90,000	$105,000	$120,000	$132,000
400,000	90,000	120,000	150,000	180,000	210,000	240,000	264,000
600,000	135,000	180,000	225,000	270,000	315,000	360,000	396,000
800,000	180,000	240,000	300,000	360,000	420,000	480,000	528,000
1,000,000	225,000	300,000	375,000	450,000	525,000	600,000	660,000
1,200,000	270,000	360,000	450,000	540,000	630,000	720,000	792,000

     Retirement benefits from qualified and non-qualified non-contributory pension plans (“Pension Plans”) of the Company and certain of its subsidiaries are based on both length of service and compensation. The compensation covered by the Pension Plans is compensation paid by the Company or its subsidiaries to a participant on a regular monthly or annual salary basis, and certain bonuses or similar awards for personal services rendered in a position that is not under the scope of a labor agreement. Compensation items listed in the Summary Compensation Table covered by the Pension Plans are base salary and bonus.

     As of December 31, 2004, the individuals named in the Summary Compensation Table had the following credited years of service under the Pension Plans as described below: Mr. Ward, 27 years; Mr. Fogarty, 41 years; Mr. Gooden, 33 years; Mr. Ingram, 35 years; and Mr. Munoz, 1 year.

     For employees hired before January 1, 2003, benefits are computed at the time of retirement under a defined benefit formula based on years of service and average salary and bonus for the highest 60 consecutive months of covered service. The formula also takes into account benefits payable under the Social Security and Railroad Retirement Acts attributable to service by the participant for the employer. The Pension Plans provide for retirement from active employment commencing at age 60 without diminution of benefits. Retirement from active employment beginning at age 55 is permitted with reduced pension payments. Certain participants in the Pension Plans are eligible to receive an additional year of unfunded credit for each year of actual service beginning at age 45 and, in certain instances, credit for periods prior to employment by the Company or its subsidiaries, with a 44-year maximum of total service.

     The Pension Plans permit the Chief Executive Officer and a limited number of other key executives named by him, including Messrs. Fogarty and Gooden, to take the unfunded portion of their pensions in a lump sum payment. The amount of the payment is calculated as an actuarial present value, using an interest rate set periodically by the Finance Committee, which currently is five percent.

     The amounts in the table have not been restricted to those within the maximum annual retirement benefit that is currently permissible under qualified plans under the Internal Revenue Code, which is $170,000 for 2005. Also, in calculating a participant’s benefit, annual compensation in excess of a limit set annually by the Secretary of the Treasury may not be considered. That limit is $210,000 for 2005. Pension amounts in excess of such limitations are payable from the non-qualified Special and Supplemental Plans, which are not required to be funded absent a change of control.

     Employees who become eligible to participate in the Pension Plans on or after January 1, 2003, generally accrue pension benefits under a cash balance formula. This formula is intended to produce benefits generally comparable to those in the table set forth above. Benefits accrued under the formula are expressed in the form of a hypothetical account balance. Each month a participant’s cash balance account is increased by (1) pay credits based on the participant’s eligible pay for that month, and (2) interest credits based on the participant’s account balance as of the end of the prior month. Interest is credited on a monthly basis using the 10-year Treasury bond rate. Vested pension benefits under the cash balance component may be distributed as a lump sum or as an annuity upon termination of employment or retirement. Pension amounts in excess of Internal Revenue Code limitations are payable from the non-qualified Special and Supplemental Plans. Messrs. Munoz and Ingram are the only named executive officers subject to this cash balance formula.

     Pursuant to the terms of his employment arrangement, Mr. Ingram is eligible for an unfunded pension benefit under the terms of the Company’s traditional defined benefit formula. This benefit is calculated using prior credited service earned at Norfolk Southern Railway Company and covered compensation using CSX base pay and bonus. In addition to offsets for Social Security and Railroad Retirement benefits, the amount of Mr. Ingram’s pension benefit is offset by pension benefits paid to Mr. Ingram from Norfolk Southern pension plans. If Mr. Ingram elects to receive the cash balance benefit described above as an annuity in lieu of a lump sum, his pension benefit will be further reduced.

     For purposes of Mr. Fogarty’s pension calculation, no portion of any bonus related to the Transaction, as defined in “Employment, Change of Control and Similar Agreements – Employment Agreements,” will be taken into account in calculating his pension benefits from the Company. If, however, no bonus is paid to Mr. Fogarty for any fiscal year in his employment period, he will be deemed to have received a bonus equal to the bonus he would have received under the Company’s Management Incentive Compensation Plan but for his employment by CSX World Terminals LLC, which will be taken into account in determining his pension benefits payable by the Company.

Employment, Change of Control and Similar Agreements

Change of Control Agreements

     The Company has traditionally provided change of control employment agreements (“Employment Agreements”) for certain key executives. On December 30, 2004, the Company entered into new Employment Agreements with each of the named executive officers and other members of senior management, replacing all existing change in control agreements. The Employment Agreements are effective only upon consummation of a change of control and generally have no effect on any other employment agreement or arrangement an officer may have.

     Each revised Employment Agreement has an initial three-year term, subject to annual one-year extensions on each anniversary date, unless the Company gives the executive 60 days’ prior notice that the term will not be extended. In addition, the Company may end the term on an earlier date if the Company gives the executive at least one year’s advance notice.

     Upon consummation of a transaction resulting in a “Change of Control,” each Employment Agreement provides for a minimum three-year term of employment and sets forth the specific terms of employment, including annual and incentive compensation, participation in employee pension benefit and welfare plans, and fringe benefits.

     Following a “Change of Control,” the Agreement generally provides that if the executive is terminated by the Company other than for “Cause” or “Disability,” or if the executive terminates employment for “Good Reason” or “Constructive Termination” then the executive will receive: (i) a payment in cash of (a) the executive’s salary, bonus and vacation through the date of termination to the extent not paid, (b) three times the sum of the executive’s annual salary and bonus (the higher of (1) the highest bonuses paid for the prior three calendar years or (2) the most recently established target bonus), and (c) an amount equal to the actuarial equivalent of the value of three additional years of service under the Company’s pension plans; and (ii) eligibility for certain employee benefits for up to three years after the employee’s termination date. If any payment pursuant to the Agreement is subject to an excise tax imposed by Section 4999 of the Internal Revenue Code of 1986, as amended, then the executive will receive an additional payment in an amount equal to such excise tax, which may be grossed up for taxes.

     Under the Employment Agreements, executives also have a right to terminate employment for any reason and trigger the above benefits for a 30-day period 12 or 18 months after a Change of Control. If the executive is terminated for “Cause” or “Disability” or dies, the executive will receive: (i) a payment in cash of the executive’s salary, bonus and vacation through the date of termination to the extent not paid, and (ii) any other benefits to which the executive is entitled under any plan, program, policy or practice.

Employment Agreements

     Pursuant to a five-year agreement entered into in 2001, Mr. Ward is employed as the Chairman, President and Chief Executive Officer of the Company and President and Chief Executive Officer of CSX Transportation. The agreement provides for a minimum base salary and an annual bonus opportunity. In addition, the agreement includes an award of 165,000 shares of restricted stock to Mr. Ward as an incentive to remain with the Company. The stock award vests on the fifth anniversary of the grant. If Mr. Ward voluntarily terminates his employment with the Company prior to the end of the five years, the shares will be forfeited and the Company will have no further obligations other than to pay Mr. Ward any accrued obligations within 30 days of termination. Generally, if the

Company elects to terminate Mr. Ward’s employment for reasons other than for cause, Mr. Ward dies or becomes disabled, or Mr. Ward terminates his employment for good reason within five years of the grant, the Company will remove the restrictions on a pro rata portion of the restricted shares and pay Mr. Ward the salary and one-half of the target annual incentive otherwise payable for the balance of the agreement. Mr. Ward is entitled to participate in employee benefits and perquisites generally made available to senior executives of the Company.

     In addition, in 2002, the Company and Mr. Ward entered into an agreement that addresses the disparity in retirement and spousal benefits between Social Security and Railroad Retirement benefits resulting from the transfer of Mr. Ward’s employment from CSX Transportation to CSX Corporation. While the CSX Pension Plan provides a make-up benefit for employees who are affected by such a transfer, it does not cover the entire difference. This agreement is intended to put Mr. Ward in the same position as he would have been had he not been transferred to CSX Corporation.

     Pursuant to an agreement entered into in 2003, Mr. Munoz is employed as Executive Vice President and Chief Financial Officer of the Company. The agreement provides for an annual base salary of $500,000. The agreement also allows for an annual target bonus of 90 percent of his base salary. Mr. Munoz received an initial stock option grant of 125,000 shares, which vests ratably over five years. In addition, Mr. Munoz was granted 25,000 shares of restricted stock that vest at the rate of 5,000 shares on the first, second and third anniversary of his employment. The last 10,000 shares vest on the fourth anniversary. Mr. Munoz was also provided a signing bonus of $250,000, with one-half payable in May 2003 and the balance in May 2004. Mr. Munoz is entitled to participate in employee benefits and perquisites generally made available to senior executives of the Company.

     The agreement provides that if Mr. Munoz is terminated by the Company other than for cause or disability on or before May 5, 2006, Mr. Munoz will be paid a severance benefit equal to two times the sum of his annual base salary plus the bonus for the year of termination, and any unvested options will then vest immediately. If Mr. Munoz is terminated by the Company other than for cause or disability from May 6, 2006 through May 6, 2008, Mr. Munoz will be paid a severance benefit equal to two times his then annual base salary, and any unvested options will then vest immediately. If Mr. Munoz is terminated by the Company after May 6, 2008, Mr. Munoz will receive a lump sum severance benefit in the amount equal to his then annual base salary. If Mr. Munoz voluntarily terminates his employment with the Company prior to the end of the agreement, the Company shall have no further obligations other than to pay any accrued obligations to Mr. Munoz within 30 days of termination.

     Pursuant to an agreement entered into in December 2004, Mr. Fogarty is employed as President and Chief Executive Officer of CSX World Terminals LLC (“CSXWT”). The agreement covers the period from January 1, 2004, through May 31, 2005, and may be extended by the Company’s Chief Executive Officer for a reasonable period following the closing of a transaction for the sale of all or substantially all of the assets of CSXWT (the “Transaction”). The agreement provides for a minimum base salary, an annual target bonus of 90 percent of his base salary, a Long-Term Incentive Program bonus, a severance benefit equal to one year’s base pay and other customary benefits. In addition, the agreement provides for a special, discretionary transaction bonus based on the value received by the Company from the Transaction, assuming the Transaction closes before December 31, 2005. Mr. Fogarty is entitled to participate in employee benefits and perquisites generally made available to senior executives of the Company.

     Pursuant to an agreement entered into in March 2004, Mr. Ingram is employed as Executive Vice President and Chief Operating Officer of CSX Transportation. The agreement provides for an annual base salary of $450,000 and an annual target bonus of 90 percent of his base salary. Mr. Ingram also received a $250,000 signing bonus and a 25,000 share restricted stock grant. The restricted stock vests at the rate of 5,000 shares on the first, second and third anniversary of his employment. The last 10,000 shares vest on the fourth anniversary. Mr. Ingram also is eligible to participate in the Company’s 2004/2005 Long-Term Incentive Program; however, any amounts due thereunder will not be paid until 2006. Mr. Ingram is entitled to participate in employee benefits and perquisites generally made available to senior executives of the Company.

     If Mr. Ingram is terminated by the Company for other than cause or disability within two years of his employment date, the Company will pay him an amount equal to two times his base pay and annual target bonus. If his actual bonus for the year of termination would have exceeded two times his annual target bonus, he will also be paid the difference. Any unvested restricted stock granted on the date of his employment will also vest. If Mr. Ingram is terminated by the Company for other than cause or disability more than two but less than five years after his employment date, the Company will pay him an amount equal to two times his base pay and any remaining unvested restricted stock granted on the date of his employment will vest. If Mr. Ingram is terminated by the Company more than five years after his employment date, the Company will pay him a severance payment equal to one year’s base pay. If Mr. Ingram voluntarily terminates his employment with the Company prior to the end of the agreement, the Company shall have no further obligations other than to pay any accrued obligations to Mr. Ingram within 30 days of termination.

Other Agreements

     The Company also maintains non-qualified deferred or equity based compensation plans for the benefit of its executives and certain other employees. In December 2004, the Board amended these plans and approved “mirror” plans to preserve the deferred taxation of benefits as intended by the plans as a result of new Section 409A of the Internal Revenue Code. Eligible executives will be permitted to continue making deferrals in 2005 with substantive provisions that are essentially identical to the prior plans. The terms will not be finalized, however, until the Internal Revenue Service and Treasury Department provide further guidance regarding Section 409A.

REPORT OF THE COMPENSATION COMMITTEE ON EXECUTIVE COMPENSATION

     This report describes the philosophy, objectives and components of the Company’s executive officer compensation program and the manner in which compensation determinations for 2004 were made for the Company’s Chief Executive Officer, Mr. Michael J. Ward, and the other executive officers during that period.

     The Compensation Committee (the “Committee”) of the Company’s Board is composed of the directors named below, none of whom is an officer or employee of the Company, and all of whom are outside directors within the meaning of Section 162(m) of the Internal Revenue Code and independent pursuant to the independence standards promulgated by the New York Stock Exchange. The Committee is responsible for setting and administering the Company’s compensation philosophy, objectives and policies, and for establishing and administering compensation plans and programs for executive officers of the Company. During 2004, based on recommendations of the Committee, the Board was responsible for approving the compensation for the Chief Executive Officer.

Overall Compensation Philosophy and Objectives

     The Company’s executive compensation programs are designed to provide competitive annual and long-term compensation and to encourage executive officers to focus on maximizing shareholder value through superior performance. The programs are based on the philosophy that the financial interests of the Company’s executive officers should be aligned closely with those of its shareholders and that overall compensation should be linked to the short-term and long-term performance of the Company, of individual business units of the Company, and of the individual executive officer. Accordingly, the Company’s executive compensation programs are structured and administered applying the following principles:

•	Competitiveness. Consistent with the Company’s performance, total compensation for executive officers is targeted to produce pay competitive with the total compensation paid by a comparison group of companies that compete for executives of similar talent, including several direct competitors. The Committee believes that providing competitive total compensation opportunities for executive officers is an important element in the Company’s ability to attract and retain motivated and effective executives.

In determining executive officer compensation for 2004, the Committee used market data regarding the compensation paid for similar positions by other large companies with annual revenues ranging from $6 billion to $10 billion, as provided through surveys conducted by nationally recognized independent compensation consulting firms. These comparison companies included a broad cross-section of companies that can be expected to compete directly with the Company for employees, investors and business, and are not solely companies that form the Dow Jones U.S. Transportation Average (depicted in the “Five-Year Cumulative Comparison Graph” included in this Proxy Statement). Because the job market for the Company’s executives is not limited to the Company’s industry, and because the Company’s most direct competitors for executive talent are not necessarily all of the companies that would be included in a peer group established to compare shareholder returns, the comparison group is not the same as the peer group index in the “Five-Year Cumulative Comparison Graph” included in this Proxy Statement.

•	Performance-Based. A substantial portion of the total compensation package for executive officers is at risk and consists of performance-based cash and equity incentives that link executive compensation to Company financial and non-financial results, and individual performance. Performance incentives provide rewards for achieving strategic, operating and financial results, motivating executive officers and encouraging a dedicated focus on building value for shareholders over time.

•	Aligned with Interests of Shareholders. A significant portion of each executive officer’s total compensation is linked directly to the achievement of specific, measurable performance results that are intended to create both short-term and long-term value for CSX shareholders. In addition, executive officers are expected to acquire and hold significant amounts of the Company’s stock.

Components of Compensation

     The total compensation plan for executive officers during 2004 was composed of three key elements: (a) base salary; (b) short-term incentives; and (c) long-term incentives.

     In establishing and administering each of these components, the Committee considers: (1) current market data regarding the compensation paid for similar positions by the comparison companies, and (2) achievement against Company financial and non-financial objectives, and individual performance objectives that are established for each performance period by the Committee. The Committee’s intent is to provide total compensation packages for executive officers approximating the 65th percentile of the total compensation paid for similar positions by the comparison companies, when competitive performance results are achieved. The Company’s total compensation components are described below.

Base Salary

     The Committee determines a salary for each executive officer and certain other executive officers based upon the Committee’s assessment of the individual’s performance and contribution to the Company’s performance goals. Base salaries for 2004 generally were targeted to be at the 50th percentile of salaries paid for similar positions by the comparison companies. Base salaries of executive officers are reviewed in February of each year with adjustments, if any, based upon the then-current market data for the comparison companies, individual executive performance and the executive’s contributions to the Company.

Short-Term Incentives

     The short-term compensation incentives available for executive officers of the Company are composed of annual cash incentive bonuses and, in certain circumstances, additional discretionary cash bonuses in recognition of exceptional strategic contributions and performance. These short-term incentives are established and awarded with the objective of bringing total annual cash compensation (base salary plus bonus) to approximately the 75th percentile of the comparison companies, assuming achievement of competitive performance levels.

     Executive officers, including the Chief Executive Officer, are awarded annual cash incentive bonuses under the Company’s shareholder-approved Senior Executive Incentive Plan (“SEIP”), based on Company operating income results. The Committee has the authority, in its sole discretion, to make adjustments to bonus awards under the SEIP to reflect: (1) the impact of unplanned events; (2) performance below other financial or strategic objectives (including earnings per share, the Company’s operating ratio, operating income and cash available to the Company, and the performance of the Company’s subsidiaries); and (3) an executive’s individual performance based on such factors as the Committee deems appropriate.

     In each instance, the Committee exercises its discretion under the SEIP to make downward adjustments, reducing the annual cash incentive bonuses otherwise payable under the SEIP. For 2004, the formula for annual cash incentive payout was based upon operating income and strategic initiatives, with a minimal threshold of operating income performance required for a payout. Based on 2004 operating income, CSX Corporation, CSX Transportation and CSX Intermodal achieved a 75 percent payout. CSX World Terminals LLC did not meet its minimum threshold.

     Most management employees of the Company are awarded annual cash incentive bonuses under the Company’s Management Incentive Compensation Plan (“MICP”). Awards are based on the Committee’s evaluation of the achievement of operating income targets and strategic initiatives, along with an evaluation of the executive’s performance and such other objective measures as the Committee deems appropriate. For 2004, qualifying employees for CSX Corporation, CSX Transportation and CSX Intermodal each were eligible to receive a cash incentive bonus under the MICP at a 75 percent funding level, subject to adjustment based on individual performance. Qualifying employees for The Greenbrier Resort and Club Management Company each were eligible to receive a cash incentive bonus under the MICP at an 88 percent funding level, subject to adjustment based on individual performance. Qualifying employees for CSX World Terminals LLC did not receive awards, as the company did not meet the minimum threshold for financial performance under the MICP.

Long-Term Incentives

     For 2004, the Committee moved away from its prior policy under which long-term compensation incentives available for executive officers of the Company were composed primarily of equity-based incentive awards. Long-term incentives continued to be established and awarded with the objective of having Total Direct Compensation (base salary plus short- and long-term incentives) at approximately the 65th percentile of comparison companies, assuming achievement of competitive performance levels. The long-term incentive compensation opportunity granted to each executive officer, including the Chief Executive Officer, was based upon competitive market levels for similar positions at comparison companies.

     In 2004, no option awards were made under the CSX Omnibus Incentive Plan (the “COIP”). Several restricted stock awards were made to address attraction and retention issues. Such awards are supportive of the Committee’s executive stock ownership guidelines and align the interests of executives with those of shareholders.

     In February 2004, the Board approved a new Long-Term Incentive Program administered under the COIP. This two-year program is intended to enhance the linkage of executive compensation with increased stock price. It puts emphasis on factors more directly within management’s control. The new program is consistent with the compensation philosophy and objectives outlined above, including maintaining Total Direct Compensation at the 65th percentile of comparison companies.

     The Long-Term Incentive Program provides executives with rewards based upon performance against a two-year cumulative “modified cash flow” performance target. This performance measure has a high correlation to stock price. For executive officers, including the Chief Executive Officer, the award will be increased or decreased based upon an Operating Ratio Target Multiplier. The Board of Directors, at its discretion, may reduce awards generated under the program for such participants by 30 percent based on the Board’s assessment of the delivery of defined strategic initiatives for the 2004/2005 Plan cycle. For all participants, the grants will be in the form of Performance Units. These Performance Units will be paid one-half in cash and one-half in performance shares, payable at the end of the two-year cycle, and grants will vest in accordance with the achievement of the above-mentioned performance criteria.

Stock Ownership Guidelines

     In addition to long-term awards, the Committee believes that to link the interests of executive officers to those of the Company’s shareholders, it is also necessary that executive officers own a significant amount of the Company’s stock. The Committee has established the following formal stock ownership guidelines. These guidelines are generally at or above the stock ownership guidelines of the comparison companies.

Position	Minimum Aggregate Value Equivalent
Chief Executive Officer	6 times base salary
Executive Vice Presidents	4 times base salary
Senior Vice Presidents	3 times base salary
Vice Presidents and Equivalent	1 times base salary
Assistant Vice Presidents and Equivalent	0.5 times base salary

2004 Compensation for the Chief Executive Officer

     Mr. Ward is the Company’s Chairman, President and Chief Executive Officer. Mr. Ward’s performance was reviewed by the Committee in February 2005 and discussed with the non-employee directors of the Company.

     It is the practice of the Company to pay the Chief Executive Officer and other executives in line with the Company’s annual incentive compensation philosophy. Under this program, Mr. Ward was entitled to a target annual bonus opportunity of 120 percent of salary if earnings were met, or $1,020,000. Using the same performance and other factors on which awards were made to other executive officers and pursuant to the executive compensation strategy described earlier in this report and Proxy Statement, the Committee awarded Mr. Ward an annual cash incentive bonus of $850,000. Mr. Ward was generally eligible to participate in the same compensation plans available to other executive officers of the Company.

Policy on Deductibility of Compensation

     Section 162(m) of the Internal Revenue Code imposes a $1 million limit on the amount that the Company may deduct for compensation paid to the Chief Executive Officer or any other executive officer who is employed on the last day of the year. However, performance-based compensation, paid pursuant to a plan that has been approved by shareholders, is excluded from the $1 million limit if, among other requirements, the compensation is payable only upon attainment of pre-established objective performance goals and the Board committee that establishes such goals consists only of outside directors (as defined for purposes of Section 162(m)). The SEIP and the COIP have been approved by the shareholders of the Company.

     The Committee and the Board have considered these requirements. While the tax impact of any compensation arrangement is one factor to be considered, such impact is evaluated by the Committee and the Board in light of the Company’s overall compensation philosophy and objectives. The Company’s compensation program for executive officers has both objective and discretionary elements. Generally, the Committee wishes to maximize the Company’s federal income tax deductions for compensation expense and has, therefore, structured the short-term and long-term incentive elements of executive compensation to meet the requirements for deductibility under Section 162(m). However, the Committee and the Board believe that there are circumstances where the provision of compensation that is not fully deductible may be more consistent with the compensation philosophy and objectives of the Committee and/or may be in the best interests of the Company and its shareholders. The Committee’s ability to exercise discretion and to retain flexibility in this regard may, in certain circumstances, outweigh the advantages of qualifying all compensation as deductible under Section 162(m).

     The Committee believes that the compensation of executive officers has been appropriately structured and administered so that a substantial component of total compensation is dependent upon, and directly related to, the Company’s performance and total return to its shareholders.

Compensation Committee
Frank S. Royal, M.D., Chairman
Robert D. Kunisch
William C. Richardson
Donald J. Shepard

Jacksonville, Florida
February 8, 2005

Item 2: Ratification of Independent Registered Public Accounting Firm

     The Audit Committee of the Board appointed the firm of Ernst & Young LLP as Independent Registered Public Accounting Firm (the “Independent Auditors”) to audit and report on CSX’s financial statements for fiscal year 2005. Action by shareholders is not required by law in the appointment of independent accountants. If shareholders do not ratify this appointment, however, appointment will be reconsidered by the Audit Committee.

     Ernst & Young LLP has no direct or indirect financial interest in CSX or in any of its subsidiaries, nor has it had any connection with CSX or any of its subsidiaries in the capacity of promoter, underwriter, voting trustee, director, officer or employee. Representatives of Ernst & Young LLP will be present at the meeting of shareholders and will be afforded an opportunity to make a statement if they desire to do so. It also is expected they will be available to respond to appropriate questions.

Fees Paid to Independent Registered Public Accounting Firm

     Ernst & Young LLP served as the Independent Auditors for the Company in 2004. Approximate fees paid to Ernst & Young LLP are as follows:

	2004	2003
Audit Fees:	$4,240,000	$3,430,000	*
Include fees associated with the integrated audit, the testing of internal controls over financial reporting (SOX 404), the reviews of the Company’s quarterly reports on Form 10-Q, the statutory audits and other attestation services related to regulatory filings.

Audit Related Fees:	$454,000	$543,000
Principally include audits of employee benefit plans and subsidiary audits.

Tax Fees:	$283,000	$471,000
Include fees for tax compliance, expatriate tax compliance, tax advice and tax planning.

All Other Fees:	$15,000	$—
Include fees for a subscription to an accounting research tool. The Audit Committee has concluded that the services covered under the caption “All Other Fees” are compatible with maintaining Ernst &Young LLP’s independent status.

*	2003 fees were adjusted from prior year disclosure to reflect final billing of 2003 audit services.

Pre-Approval Policies and Procedures

     The Audit Committee is responsible for the approval of all services performed by Ernst & Young LLP. The Chairman of the Audit Committee has the authority to approve all engagements that will cost less than $250,000 and, in such cases, will report any approvals to the full committee at the next scheduled meeting. All engagements expected to cost $250,000 or more require pre-approval of the full committee. In addition, it is Company policy that tax and other non-audit services should not equal or exceed base audit fees plus fees for audit-related services.

The Board of Directors recommends a vote FOR Item 2.

Shareholder Proposals

     Items 3 and 4 have been proposed by individual shareholders. For the reasons set forth below, the Board of Directors recommends a vote AGAINST Items 3 and 4. Shareholders should be aware that, even if approved, their proposals are not binding on the Board. Although the Board will consider the shareholders’ wishes as expressed at the Annual Meeting, one or more of the proposals might not be implemented if the Board, in its business judgment and the exercise of its fiduciary duties, concludes that implementation is not in the best interests of the Company and its shareholders.

     Promptly upon receiving an oral or written request from a shareholder, the Company will provide to such shareholder the names, addresses, and numbers of shares held by each of the shareholders who have made the following shareholder proposals. Requests for this information should be directed to CSX Corporation, Office of the Corporate Secretary, 500 Water Street, C160, Jacksonville, Florida 32202, (904) 366-4242.

Item 3: Shareholder Proposal Regarding Non-Deductible Executive Compensation

     The following shareholder proposal has been submitted to the Company:

                    3 – Subject Non-Deductible Executive Compensation to Shareholder Vote

RESOLVED, shareholders recommend that our Corporation’s by-laws be amended by adding the following new Section:

“Section A.1. Executive Compensation. From the date of adoption of this section no officer of the Corporation shall receive annual compensation in excess of the limits established by the U.S. Internal Revenue Code for deductibility of employee remuneration, without approval by a vote of the majority of the stockholders within one year preceding the payment of such compensation. The only exception would be interference with un-movable contractual obligations prior to this proposal.

For purposes of the limit on executive compensation established by this Section, the Corporation may exclude compensation that qualifies either as “performance-based compensation” or as an “incentive stock option” within the meaning of the Internal Revenue Code only if:

           (a) in the case of performance-based compensation, the Corporation shall first have disclosed to stockholders the specific performance goals and standards adopted for any performance-based compensation plan, including any schedule of earned values under any long-term or annual incentive plan; and

           (b) in the case of incentive stock options, the Corporation shall record as an expense on its financial statements the fair value of any stock options granted.”

This proposal was submitted by William Steiner, 112 Abbottsford Gate, Piermont, NY 10968.

This proposal would require that our company not pay any executive compensation in excess of the amount the Internal Revenue Code permits to be deducted as an expense for federal income tax purposes, without first securing shareholder approval.

Currently, the Code provides that publicly held corporations generally may not deduct more than $1 million in annual compensation for any of the company’s five highest-paid executives. The Code provides an exception for certain kinds of “performance-based compensation.”

Under this proposal our company would be able to pay “performance-based compensation” in excess of the deductibility limit, so long as the company has disclosed to shareholders the performance goals and standards the Board has adopted under these plans. This proposal also provides an exception for incentive stock options, if the Board has recorded the expense of such options in its financial statements.

A proposal similar to this was submitted by Amanda Kahn-Kirby to MONY Group and received a 38% yes-vote as a more challenging binding proposal at the MONY 2003 annual meeting. The 38% yes-vote was more impressive because:

1)	This was the first time this proposal was ever voted.

2)	The proponent did not even solicit shareholder votes.

I think it is reasonable to require our company to fully disclose to shareholders both the costs and the terms of its executive compensations plans, if the Board wishes to pay executives more than the amounts that are generally deductible under federal income taxes.

Subject Non-Deductible Executive Compensation to Shareholder Vote
Yes on 3

CSX Management Response

          The Board recommends a vote against this proposal because it believes that arbitrary limitations on executive compensation are not in the best interests of the Company or its shareholders.

          The Compensation Committee, which is composed entirely of independent directors, is responsible for setting and administering the Company’s compensation philosophy, objectives and policies, and for establishing and administering compensation plans and programs for executive officers of the Company. The Board and the Compensation Committee strongly support the concept of performance-based executive compensation arrangements that are designed to create long-term corporate and shareholder value and are market competitive.

          The fundamental difference between the Compensation Committee’s current executive compensation policies and the shareholder proposal is the lack of flexibility provided by the proposal. The Board believes that the Compensation Committee must have the flexibility to choose incentives that best balance the variety of goals that the Company seeks to pursue through its compensation arrangements. In choosing the appropriate compensation arrangement to use for executives, the Compensation Committee must consider many factors, such as the goals the Board has established, tax and accounting consequences of various arrangements, competitive practices of comparable companies and the competitive market in which the Company competes for executive talent.

          As described in the Report of the Compensation Committee on Executive Compensation, the Board and the Compensation Committee are well aware of the concerns expressed by the proponent. However, the Board and the Compensation Committee believe that, while the tax impact of any compensation arrangement is one factor to be considered, they must evaluate that impact in light of the Company’s overall needs, compensation philosophy and objectives. Generally, the Compensation Committee wishes to maximize the Company’s federal income tax deductions for compensation expense and has, therefore, structured the short-term and long-term incentive elements of executive compensation to meet the requirements for “performance-based” compensation. However, the Compensation Committee and the Board believe that there are circumstances under which providing compensation that is not fully deductible may be more consistent with the compensation philosophy and objectives of the Committee and/or may be in the best interests of the Company and its shareholders.

          On balance, the Board believes the proposal would arbitrarily restrict the Compensation Committee’s flexibility without reference to the many considerations that the Compensation Committee must take into account in attracting and retaining an effective and experienced management team. Accordingly, the Board recommends a vote against this proposal.

For the foregoing reasons, the Board of Directors recommends a vote AGAINST Item 3.

Item 4: Shareholder Proposal Regarding Majority Vote

     The following shareholder proposal has been submitted to the Company:

4 – Adopt Simple Majority Vote

RESOLVED: That our Board of Directors take each step necessary for a simple majority vote to apply on each issue that can be subject to shareholder vote – to the greatest extent possible.

Victor Rossi, P.O. Box 249, Boonville, Calif. 95415 submitted this proposal.

          75% Yes-Vote

This topic won a 75% yes-vote average at 7 major companies in 2004. The Council of Institutional Investors www.cii.org formally recommends adoption of this proposal topic.

          Terminate Potential Frustration of the Shareholder Majority

Our current rule allows a small minority to frustrate the will of the shareholder majority. For example, in requiring a 67% vote of shares to make certain governance changes, if 66% vote yes and 1% vote no – only 1% could force their will on the overwhelming 66% majority. Such 67% supermajority vote requirements can lock in provisions that are harmful to shareholders and limit shareholders’ role in our company.

          Progress Begins with a First Step

I believe that the need to take the above RESOLVED step is reinforced by viewing our overall corporate governance fitness which is not impeccable. For instance in 2004 it was reported:

• Charles Rice was designated a “problem director” by The Corporate Library (TCL), an independent investment research firm in Portland, Maine. Reason: Mr. Rice’s involvement with the board of directors of Sprint Corporation, the target of a shareholder lawsuit alleging director and executive misconduct related to Sprint’s failed merger with Worldcom in 2000.

• David Ratcliffe was designated as a “problem director” due to his involvement with the board of Mississippi Chemical Corporation, which filed for bankruptcy.

• TCL’s ratings for our company were:

     Overall Board Effectiveness = D
     Previous Overall Rating = D
     Board Composition = D
     Problem Directors = D

• Our Lead Director had 14 years director tenure – independence concern.

• Our Directors were still allowed to participate in a $1 million Charitable Gift Plan – independence concern.

• Our directors can still adopt a poison pill at virtually any time and potentially deny a shareholder vote on such a poison pill until after a proxy contest is decided contrary to shareholder value.

• Five directors were allowed to hold from 5 to 7 director seats each – over-extension concern.

• 2003 CEO pay of $4 million including stock option grants.

     Source: Executive PayWatch Database,

     http://www.aflcio.cor/corporateamerica/paywatch/ceou/database.cfm

• Four directors were active CEOs elsewhere – CEO to fellow CEO-bias concern.

          One Step Forward

The existence of the above governance concerns arguably heightens the importance of passing the one RESOLVED topic of this proposal

Adopt Simple Majority Vote
Yes on 4

CSX Management Response

          Notwithstanding the proponent’s assertions, most proposals submitted to a vote of the Company’s shareholders, including proposals relating to the governance of the corporation, only require the approval of a majority of the shares voted. Under Virginia law, however, an amendment of the articles of incorporation and certain extraordinary transactions, including a merger, a sale of all or substantially all of the corporation’s assets and the dissolution of the corporation must be approved by more than two-thirds of all the votes entitled to be cast unless the articles of incorporation provide for a greater or lesser vote.

          The Company’s Articles of Incorporation have been amended to provide that the affirmative vote of a majority of the outstanding shares is required for approval of amendments of the Articles of Incorporation. Consistent with Virginia law, however, the Articles of Incorporation do not change the approval requirements under Virginia law for extraordinary transactions such as a merger, sale of all or substantially all of the Company’s assets or the dissolution of the Company. Namely, these extraordinary actions must have the approval of more than two-thirds of all the shares entitled to vote. The same voting requirements apply to a number of other Virginia corporations.

          Without explanation, the proponent states that these “supermajority vote requirements can lock in provisions that are harmful to shareholders and limit shareholders’ role in our company.” The Board believes that this statement is both misleading and inaccurate. The higher voting requirement has no application on most matters that require shareholder approval. It only applies to transactions in which there will be a fundamental change - transactions that, in the opinion of the Board, should have the support of more than a bare majority of the shareholders.

          In addition, the Board believes that read literally the proposal, if implemented, would make it more difficult to obtain affirmative votes on matters typically brought before shareholder meetings. This is because the affirmative vote of a majority of the outstanding shares would be required. For most matters Virginia law only requires the affirmative vote of a majority of shares present in person or represented by proxy at the meeting. Thus, the implementation of the proposal could make the voting process less efficient.

          The proponent also contends that approval of this proposal is a means of improving the Company’s corporate governance by lowering the required vote to approve governance changes. Under Virginia law and the Company’s governing documents, many changes in corporate governance practices currently only require the approval of a majority of the shares voted. The Board is committed to good corporate governance practices and has implemented a variety of measures (discussed elsewhere in this Proxy Statement) to strengthen the Company’s corporate governance processes. The Board does not believe that implementation of this proposal will enhance corporate governance practices at the Company.

          Approval of this proposal would not in itself effect the changes contemplated by the proposal. Further action by the Board and the Company’s shareholders would be required to amend the Articles of Incorporation. The Board believes that it is neither necessary nor desirable to expend the time and resources of the Company and its shareholders to take such action.

For the foregoing reasons, the Board of Directors recommends a vote AGAINST Item 4.

March 30, 2005

By Order of the Board of Directors
Ellen M. Fitzsimmons
Senior Vice President-Law and Public Affairs and Corporate Secretary

Appendix A: Audit Committee Charter

CSX CORPORATION
Board of Directors

Audit Committee Charter

Purpose

     The Audit Committee’s (“Committee”) primary function is to assist the Board of Directors (“Board”) oversight of: (i) the integrity of the CSX Corporation’s (“Corporation”) financial statements and accounting methodology, (ii) the Corporation’s compliance with legal and regulatory requirements, (iii) the independent auditors’ qualifications and independence, and (iv) the performance of the independent auditors and the Corporation’s internal audit function.

     In addition, the Committee shall provide over the names of the Committee members the required Audit Committee Report for the Corporation’s Proxy Statement required for the Corporation’s Annual Meeting of Shareholders.

Membership and Operations

     The Committee shall consist of at least three directors, each of whom shall meet the independence requirements of the New York Stock Exchange (“NYSE”) and Rule 10A-3 of the Securities Exchange Act of 1934, as such rules and provisions may be amended from time to time. Each member of the Committee shall be financially literate, have basic familiarity with accounting and at least one member of the Committee shall have “accounting or related financial management expertise,” as such qualifications are interpreted by the Board in its business judgment.

     The members of the Committee shall be elected by the Board annually and shall serve until their successors have been duly elected and qualified.

Meetings of the Audit Committee

     The Committee shall meet at least once every fiscal quarter, or more frequently if circumstances dictate, and shall meet periodically without management present. The Committee periodically shall meet separately with management, internal auditors and with independent auditors to discuss any matters that the Committee or any of these persons or firms believes should be discussed privately.

Duties and Responsibilities

     The Committee’s primary responsibility is oversight. The Corporation’s management is responsible for the preparation, presentation and integrity of the Corporation’s financial statements, and, with the internal audit department, is responsible for maintaining appropriate accounting and financial reporting policies and internal controls and procedures that provide for compliance with accounting standards and applicable laws and regulations relating to disclosures and financial reporting.

     The Corporation’s independent auditors shall report directly to the Committee but are accountable to the Committee and the Board, as representatives of the shareholders. The independent auditors are responsible for planning and executing a proper audit of the Corporation’s annual financial statements, reviews of the Corporation’s quarterly financial statements prior to filing of each quarterly report and other procedures. In this regard the Committee members are not, and do not represent themselves as performing the functions of, auditors or accountants.

In carrying out its oversight responsibilities, the Committee shall have the following duties and authority:

     Independent Auditors

1.	The Committee shall pre-approve, or adopt appropriate procedures to pre-approve, all audit and non-audit services provided by the Corporation’s independent auditors.

2.	The Committee, in its capacity as a committee of the Board, shall directly appoint, retain, compensate and oversee the work of the independent auditors, including sole authority to approve all compensation and fees paid to the independent auditors for audit and non-audit work, including resolution of disagreements between management and the auditor regarding financial reporting. Neither the Corporation nor its subsidiaries shall employ the independent auditors’ firm to perform non-audit work which itself may be subject to audit by the same firm.

3.	The Committee shall review, at least annually, the qualifications, performance and independence of the independent auditors. In conducting such a review, the Committee shall obtain and review a report prepared by the independent auditors, describing: (a) the independent auditors’ internal quality control procedures; (b) any material issues raised by:

•	the most recent internal quality control review, or peer review, of the independent auditors, or

•	any inquiry or investigation by governmental or professional authorities, within the previous 5 years, respecting any independent audits conducted by the independent auditors, and any steps taken to deal with any such issues; and

(c) all relationships between the independent auditors and the Corporation including a statement of the fees billed in each of the last two fiscal years by category of service.

4.	The Committee shall ensure that rotation of the independent auditors’ audit partners satisfies applicable regulatory requirements and set Corporation policies about hiring current or former employees of the independent auditors.

5.	The Committee shall establish policies for the Corporation’s hiring of employees or former employees of the independent auditors who participated in any capacity in the audit of the Corporation, including a prohibition, as required by the Securities and Exchange Act of 1934, against the Corporation’s chief executive officer, chief financial officer, controller or chief accounting officer (or any person serving in an equivalent position) having worked on the Corporation’s audit as an employee of the independent auditors during the one year preceding the initiation of the current audit.

Internal Auditors

6.	The Committee shall review the performance of the internal audit department, including the proposed audit plans for the coming year and the results of internal audits and management’s responses thereto.

7.	The Committee shall review activities, organizational structure and resources of the internal audit function.

Financial Reporting Principles and Policies; Internal Controls and Procedures

8.	In advance of each fiscal year, the Committee shall meet with the independent auditors, internal auditors and the Corporation’s senior management to review the scope and methodology of the proposed audits for such fiscal year. Independent auditors and internal auditors shall provide regular reports to the Committee during the year on the underlying process and status of their audits and any findings or preliminary conclusions that have been reached.

9.	Management and the independent auditors shall review with the Committee the Corporation’s annual and quarterly financial statements, including the Corporation’s disclosure under “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in its SEC reports. Throughout the year, the independent auditors shall review with the Committee their assessment as to the adequacy of the Corporation’s structure of internal control over financial accounting and reporting, and their qualitative judgments as to accounting principles employed by the Corporation and the conclusions expressed in the Corporation’s financial reports. The independent auditors shall review with the Committee significant judgments made by management in the preparation of the financial statements.

10.	The Committee shall discuss with the independent auditors any difficulties encountered in the course of the audit, including any restrictions on the scope of their activities, difficulties accessing information and any significant disagreement with management.

11.	The Committee shall discuss with the independent auditors the matters required to be discussed by Statement of Accounting Standards 61, as it may be modified or supplemented.

12.	The independent auditors, internal auditors, and management shall identify to the Committee significant business, financial, or legal issues that may significantly impact the Corporation’s financial statements and internal control systems. As necessary, management shall report to the Committee all significant litigation in which the Corporation and its subsidiaries are engaged, as well as the anticipated impact of such litigation on the Corporation.

13.	The Committee shall discuss the Corporation’s earnings announcements prior to release.

14.	The Committee shall discuss the general types of financial information and earnings guidance provided to analysts and rating agencies.

15.	The Committee shall discuss guidelines and policies governing the process by which senior management of the Corporation and the relevant departments of the Corporation assess and manage the Corporation’s exposure to risk, and the Corporation’s major financial risk exposures and the steps management has taken to monitor and control such exposures.

16.	Both the independent auditors and internal auditors shall report as soon as possible to the Committee any material weaknesses in internal control systems.

17.	The Committee shall establish and maintain procedures for the receipt, retention and treatment of complaints regarding the Corporation’s accounting, internal accounting controls or auditing matters, including procedures for the confidential, anonymous submission by employees of concerns regarding questionable auditing or accounting matters.

18.	The Committee shall also be responsible for approving, as may be required by the NYSE, any related party transactions.

Other

19.	As needed, the Committee shall receive reports as to material violations of the Corporation’s Code of Ethics and other compliance responsibilities. At least annually, management shall review with the Committee the Corporation’s monitoring of the Code of Ethics and procedures to ensure compliance with laws and governmental regulations.

20.	In addition to the foregoing, the Committee shall perform such other functions as may be committed to it under the resolutions and other directives of the Board.

     The Committee shall report its activities to the full Board on a regular basis and make such recommendations with respect to the matters covered by this Charter and other matters as the Committee may deem necessary or appropriate.

     The Committee shall review this Charter at least annually with the advice of the Governance Committee and recommend any changes to the full Board.

     In fulfilling his or her responsibility, each member of the Committee is entitled to rely in good faith upon the Corporation’s records and upon information, opinions, reports or statements presented by any of the Corporation’s officers or employees, or by any other person as to matters the member reasonably believes are within such other persons professional or expert competence and who has been selected with reasonable care by or on behalf of the Corporation. Each member of the Committee also may rely in good faith upon actions taken by other committees of the Board as committed to such committees under the resolutions and other directives of the Board.

Evaluation

     The Committee shall prepare and review with the Board an annual performance evaluation of the Committee. The evaluation must compare the performance of the Committee with the requirements of this charter. The performance evaluation by the Committee shall be conducted in such manner as the Committee deems appropriate. The report to the Board may take the form of an oral report by the chairperson of the Committee or any other member of the Committee designated by the Committee to make this report.

Delegation to Subcommittee

     The Committee may, in its discretion, delegate all or a portion of its duties and responsibilities to a subcommittee of the Committee. The Committee may, in its discretion, delegate to one or more of its members the authority to pre-approve any audit or non-audit services to be performed by the independent auditors, provided that any such approvals are presented to the Committee at its next scheduled meeting. Any such delegation shall be by majority vote of the Committee.

Resources and Authority of the Audit Committee

     The Committee shall have available to it the resources and authority appropriate to discharge its duties and responsibilities, including support personnel and management staff, and shall have the authority to select, retain, terminate and approve the fees and other retention terms of outside auditors, special or independent counsel, accountants, consultants and other advisors, as it deems necessary or appropriate without seeking approval of the Board or management. The Corporation shall provide appropriate funding to the Committee to allow the Committee to compensate the Corporation’s independent auditors, to compensate any advisors retained by the Committee and to pay for ordinary administrative expenses of the Committee.

☐	Mark this box with an X if you have made changes to your name or address details above.

Annual Meeting Proxy Card	C0123456789	12345

A	Election of Directors	PLEASE REFER TO THE REVERSE SIDE FOR TELEPHONE AND INTERNET VOTING INSTRUCTIONS.
1. The Board of Directors recommends a vote FOR the listed nominees.

	For	Withhold		For	Withhold		For	Withhold

01 — E. E. Bailey	☐	☐	05 — S. J. Morcott	☐	☐	09 — F. S. Royal, M.D.	☐	☐

02 — Sen. J. B. Breaux	☐	☐	06 — D. M. Ratcliffe	☐	☐	10 — D. J. Shepard	☐	☐

03 — E. J. Kelly, III	☐	☐	07 — C. E. Rice	☐	☐	11 — M. J. Ward	☐	☐

04 — R. D. Kunisch	☐	☐	08 — W. C. Richardson	☐	☐

B	Issues

The Board of Directors recommends a vote FOR Item 2.				The Board of Directors recommends a vote AGAINST Items 3 and 4.

	For	Against	Abstain		For	Against	Abstain

2. Appointment of Ernst & Young LLP as Independent Registered Public Accounting Firm.	☐	☐	☐	3. Shareholder proposal regarding non-deductible executive compensation.	☐	☐	☐

	Yes			4. Shareholder proposal regarding majority vote.	☐	☐	☐

I plan to attend the Annual Meeting.	☐

If no direction is made, the shares represented by this Proxy will be voted FOR all nominees listed in Item 1, FOR Item 2, and AGAINST Items 3 and 4.
PLEASE REFER TO THE REVERSE SIDE FOR INTERNET AND TELEPHONE VOTING INSTRUCTIONS.

C	Authorized Signatures — Sign Here — This section must be completed for your instructions to be executed.
Sign name as your name appears above. Joint owners sign individually; corporation proxies signed by authorized officer. Indicate if signor is executor, administrator, trustee, etc.

Signature 1 — Please keep signature within the box	Signature 1 — Please keep signature within the box	Date (mm/dd/yyyy)
		/	/

1UPX HHH PPPP	0052441

Proxy — CSX Corporation

This Proxy is Solicited on Behalf of the Board of Directors for the Annual Meeting on May 4, 2005.

The undersigned hereby appoints Michael J. Ward, Ellen M. Fitzsimmons, and Gordon F. Bailey, or any one of them, with the power of substitution in each, or the designated Trustee of any applicable employee benefit plan, proxies to vote all stock of the undersigned on the following proposals and, in their discretion, upon such other matters as may properly come before the Annual Meeting of Shareholders to be held at the Loews Vanderbilt Hotel on May 4, 2005, and at all adjournments thereof.

(Continued and to be signed on reverse side.)

To Our Shareholders:

TO ATTEND THE ANNUAL MEETING: The Annual Meeting of Shareholders will be held on May 4, 2005, at 10:00 a.m. at the Loews Vanderbilt Hotel, 2100 West End Avenue, Nashville, TN 37203. If you would like to attend the meeting, please check the “Will Attend Meeting” box on the reverse side and mail in the postage-paid envelope. If you are voting by telephone or Internet, please follow the prompt to indicate your attendance. You may obtain your admission ticket at the CSX Annual Meeting shareholder registration desk between 8:00 a.m. and 10:00 a.m. on the morning of the meeting.

TO RECEIVE FUTURE ANNUAL REPORTS AND PROXY STATEMENTS BY INTERNET: To take advantage of this offer, please go to the following web address: www.csxconsent.com and follow the prompts. You may also follow the consent instructions provided as you vote via the Internet. Selecting this option means that you will no longer receive a printed copy of the CSX Annual Report and Proxy Statement unless you request one. Next year you will receive a printed proxy card that will direct you to the Internet web site where the annual report and proxy statement will be posted. By consenting to electronic delivery you will help CSX reduce printing and postage costs, supporting a company-wide effort to reduce costs.

You may cancel your enrollment in this process at any time by written notification to Computershare Investor Services, 2 North LaSalle Street, Chicago, IL 60602.
TO VIEW THE ANNUAL REPORT AND PROXY STATEMENT ONLINE: Please visit our website: www.csx.com/?fuseaction=investor.publications

TO VOTE: Whether or not you are able to attend the Annual Meeting of Shareholders, it is important that your shares be represented, no matter how many shares you own. Listed below are instructions on how to vote for the election of directors and all other proposals. You may vote by telephone, over the Internet, or by mail.

     Telephone and Internet Voting Instructions

The methods below are quick, easy and available 24 hours a day, 7 days a week through Tuesday, May 3, 2005.

Instead of mailing your proxy, you may choose one of the two voting methods outlined below to vote your proxy. Have this proxy card in hand when you call.

• •	Call toll free 1-866-516-0983 in the United States or Canada any time on a touch tone telephone. There is NO CHARGE to you for the call.

Follow the simple instructions provided by the recorded message.	• •	Go to the following web site: WWW.COMPUTERSHARE.COM/US/PROXY Enter the information requested on your computer screen and follow the simple instructions.	• •	Complete and sign the proxy card. Return the proxy card in the postage- paid envelope addressed to CSX, Computershare Investor Services, P.O. Box 2702, Chicago, IL 60690-9402.
			•	Mailed proxies should be received no later than Tuesday, May 3, 2005.

If you vote by telephone or the Internet, please DO NOT mail back this proxy card.
Proxies submitted by telephone or the Internet must be received by 1:00 a.m., Central Time, on Wednesday, May 4, 2005.
THANK YOU FOR VOTING